Exhibit 5.2
October 26, 2011
Merge Healthcare Incorporated
200 E. Randolph Street
24th Floor
Chicago, Illinois 60601-6336
Re: Registration Statement on Form S-4 relating to $52,000,000 in aggregate Principal Amount of 11.75% Senior Secured Notes Due 2015
Ladies and Gentlemen:
We have acted as special counsel to Confirma Europe LLC, a Washington limited liability company (“Confirma Europe”), a wholly-owned subsidiary of Merge Healthcare Incorporated, a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) which includes a form of prospectus (the “Prospectus”) relating to the proposed exchange by the Company of $52,000,000 aggregate principal amount of its 11.75% Senior Secured Notes due 2015, which are to be registered under the Act (the “Exchange Notes”), for a like amount of its outstanding, unregistered 11.75% Senior Secured Notes due 2015 issued on June 20, 2011 (the “Outstanding Notes”). The Exchange Notes will be guaranteed as to the payment of principal and interest thereon (such guarantees, the “Guarantees” and, collectively with the Exchange Notes, the “Securities”) by subsidiaries of the Company, including Confirma Europe. The Securities will be issued pursuant to an indenture, dated as of April 28, 2010 as supplemented by the First Supplemental Indenture dated June 14, 2011 and the Second Supplemental Indenture dated June 20, 2011 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustees and collateral agent (the “Trustee”).
The law covered by the opinions expressed herein is limited to the laws of the federal laws of the United States of America and the laws of the State of Washington.
A. Documents and Matters Examined
In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, officers and other representatives of the persons referred to therein, and such other documents as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:
1.	the Indenture;

2.	the Exchange Note;

3.	the Limited Liability Company Agreement of Confirma Europe LLC dated as of May 3, 2006;

4.	the resolutions of the sole Manager of Confirma Europe relating to the authorization and execution of the Indenture dated as of June 17, 2011; and

5.	Certificate of Existence of Confirma Europe LLC issued by the Secretary of State of the State of Washington dated October 26, 2011.
B. Opinions
     Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:
     B-1 Confirma Europe is a limited liability company duly organized and validly existing under the laws of the State of Washington.
     B-2 The execution and performance of the Indenture and the Guarantee have been duly authorized by Confirma Europe. Confirma Europe has the power and authority to enter into the Indenture and the Guarantee.
     We are acting as counsel to Confirma Europe solely in connection with the delivery of this opinion. We have not acted as general counsel to Confirma Europe have not been in a position to become aware of matters not specifically brought to our attention by the Manager or other employees of, or other counsel to, Confirma Europe.
     This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.
     This opinion is given solely for your benefit and for the benefit of holders from time to time of the Exchange Notes, and may not be relied upon by any other person for any purpose without our prior written consent. We agree that McDermott Will & Emery LLP may rely on this opinion in connection with the Registration Statement and the execution and delivery of the Indenture and the Exchange Notes. We hereby consent to the filing of this letter as an exhibit to the Registration Statement.
Very truly yours,
DAVIS WRIGHT TREMAINE LLP